UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

ACELRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

351 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Cash Bonus Plan

On April 29, 2015, the Board of Directors of AcelRx Pharmaceuticals, Inc. (the “Company”), approved a cash bonus plan for the Company’s employees for the 2015 fiscal year (the “2015 Cash Bonus Plan”), under which the Company’s named executive officers (not including the interim Chief Executive Officer) are participants. The 2015 Cash Bonus Plan is summarized in Exhibit 10.1 hereto and incorporated herein by reference.

Supplemental 2015 Cash Bonus

On April 29, 2015, the Board approved a Supplemental Cash Bonus Plan (the “Supplemental Plan”) with potential payments based on two specific objectives. The Supplemental Plan provides that all employees, including the Company’s named executive officers (except the interim Chief Executive Officer), employed as of May 1, 2015, and through the date on which the Board of Directors agrees that the specific Supplemental Plan objective has been achieved, are eligible to participate. Under the first Supplemental Plan objective, if the Company prepares for and requests a meeting with the FDA, meets with the FDA (unless rejected), defines a path forward to approval of Zalviso and communicates those plans internally and externally, a bonus payment equivalent to 20% of the target annual bonus under the 2015 Cash Bonus Plan will be payable to all eligible employees. For the second objective, if the Company finalizes supply chain and is ready to release commercial product for Grunenthal that could be released per a binding order, a payment equivalent to 20% of the target annual bonus under the 2015 Cash Bonus Plan will be payable to all eligible employees. For purposes of the Supplemental Plan, both objectives shall be completed on or before December 31, 2015.

The Supplemental Plan replaces in its entirety the supplemental retention Cash Bonus Plan (the “Approval Plan”) approved by the Board of Directors of the Company on December 2, 2014, previously filed with the Securities and Exchange Commission as Current Report on Form 8-K on December 8, 2014.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	2015 Cash Bonus Plan Summary.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2015	ACELRX PHARMACEUTICALS, INC.
	By:	/s/ Jane Wright-Mitchell
Jane Wright-Mitchell
Chief Legal Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	2015 Cash Bonus Plan Summary.